     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000

                                                      REGISTRATION NO. 333-42310
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-8
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                    EGL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             TEXAS                                               76-0094895
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                               15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032
              (Address of Principal Executive Offices and Zip Code)

                                   ----------

       CIRCLE INTERNATIONAL GROUP, INC. 1994 OMNIBUS EQUITY INCENTIVE PLAN
          CIRCLE INTERNATIONAL GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
             CIRCLE INTERNATIONAL GROUP, INC. 1999 STOCK OPTION PLAN
             CIRCLE INTERNATIONAL GROUP, INC. 2000 STOCK OPTION PLAN
                              U.K. SHARESAVE SCHEME

                            (Full Title of the Plans)

                                   ----------

                                 JAMES R. CRANE
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                            AND CHAIRMAN OF THE BOARD
                                    EGL, INC.
                               15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032
                                 (281) 618-3100
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                   ----------

This Post-Effective Amendment on Form S-8 to Form S-4 Registration Statement (333-42310) is being filed pursuant to the provisions of Rule 401(e) under the Securities Act of 1933, as amended, and the procedures described herein and covers 1,147,952 shares of the Registrant's Common Stock, par value $.001 per share, (827,777 shares under the Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan, 25,000 shares under the Circle International Group, Inc. Employee Stock Purchase Plan, 116,450 shares under the Circle International Group, Inc. 1999 Stock Option Plan, 158,725 shares under the Circle International Group, Inc. 2000 Stock Option Plan and 20,000 shares under the Circle International Group, Inc. U.K. Sharesave Scheme). The registration fee in respect of such shares of Common Stock was paid at the time of the original filing of the Registration Statement on Form S-4 relating to such Common Stock.

================================================================================

                             INTRODUCTORY STATEMENT

         EGL, Inc. (the "Registrant" or the "Company") is filing this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 relating to its Common Stock, par value $.001 per share (the "Common Stock"), which may be offered and sold pursuant the Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan, the Circle International Group, Inc. Employee Stock Purchase Plan, the Circle International Group, Inc. 1999 Stock Option Plan, the Circle International Group, Inc. 2000 Stock Option Plan and the Circle International Group, Inc. U.K. Sharesave Scheme (collectively, the "Plans").

         On October 2, 2000, pursuant to an Agreement and Plan of Merger dated as of July 2, 2000 by and among the Registrant, EGL Delaware I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Registrant ("Merger Sub"), and Circle International Group, Inc., a Delaware corporation ("Circle"), among other things (a) Merger Sub was merged into Circle, as a result of which Circle became a wholly owned subsidiary of the Registrant, (b) each outstanding share of Common Stock, par value $1.00 per share, of Circle ("Circle Common Stock") was converted into the right to receive one share of Common Stock and
(c) the Registrant assumed Circle's obligations under the Plans, and Common Stock became purchasable or otherwise issuable thereunder in lieu of Circle Common Stock.

         This Post-Effective Amendment No. 1 on Form S-8 relates only to the Common Stock issuable pursuant to the terms of the Plans.

         There are also registered hereunder such additional indeterminate shares of the Registrant's Common Stock as may be required as a result of stock splits, stock dividends, or similar transactions.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         This registration statement incorporates herein by reference the following documents which have been filed with the Commission by Circle (SEC File No. 0-08664) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                  1. Circle's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

                  2. Circle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

                  3. Circle's Current Reports on Form 8-K filed on May 16, 2000, July 3, 2000 and July 6, 2000.

         This registration statement incorporates herein by reference the following documents which have been filed with the Commission by the Company (SEC File No. 0-27288) pursuant to the Securities Act and the Exchange Act:

                  1. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as originally filed with the Commission on November 27, 1995, and as thereafter amended on June 28, 1998 and September 29, 2000, and as such Registration Statement may be amended from time to time for the purpose of updating, changing or modifying such description;

                  2. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

                  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

                  4. The Company's Quarterly Report on Form 10-Q for the transition period beginning on October 1, 1999 and ending on December 31, 1999;

                  5. The Company's Current Reports on Form 8-K filed on January 20, 2000, July 5, 2000 and July 17, 2000; and

                  6. The information under the caption "Unaudited Pro Forma Condensed Combined Financial Statements" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" appearing on pages 66 through 72 and pages 73 to 74, respectively, of the Joint Proxy Statement/Prospectus of the Company and Circle dated August 10, 2000, which is included as part of the Registration Statement on Form S-4 (333-42310) of the Company.

         Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

         Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

         The consolidated financial statements incorporated in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-42310 on Form S-4 by reference to the Annual Report on Form 10-K of EGL, Inc. for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements included in Circle's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

         Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

         The Company's Bylaws provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with each of its directors and certain of its officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company may purchase directors' and officers' liability insurance policies for its directors and officers in the future. The Bylaws and such agreements with directors and officers provide for indemnification for amounts (1) in respect of the deductibles for such insurance policies, (2) that exceed the liability limits of such insurance policies and
(3) that are available, were available or which become available to the Company but which the officers or directors of the Company determine are inadvisable for the Company to purchase, given the cost involved of the Company. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

         The above discussion of Article 2.02-1 of the Texas Business Corporation Act, the Company's Bylaws and the indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Bylaws and the indemnification agreements.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

         The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

 Exhibit
   No.                                    Description
--------                                  -----------

  4.1*   --    Second Amended and Restated Articles of Incorporation of the
               Company, as amended (Filed as Exhibit 3(i) to the Form 8-A/A of the Company filed on September 29, 2000).

  4.2*   --    Amended and Restated Bylaws of the Company, as amended (Filed as
               Exhibit 3(ii) to the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended June 30, 2000).

  4.3*   --    Agreement and Plan of Merger dated as of July 2, 2000 among the
               Company, Circle and EGL Delaware I, Inc. (Filed as Exhibit 2.1 to the Current Report on Form 8-K of the Company dated July 2,
               2000).

  4.4*   --    Circle International Group, Inc. 1994 Omnibus Equity Incentive
               Plan (Filed as Exhibit 10.11 to Annual Report on Form 10-K of
               Circle (SEC File No. 0-8664) for the fiscal year ended December
               31, 1993).

  4.5*   --    Amendment No. 1 to Circle International Group, Inc. 1994 Omnibus
               Equity Incentive Plan (Filed as Exhibit 10.11.1 to Annual Report on Form 10-K of Circle (SEC File No. 0-8664) for the fiscal year ended December 31, 1995).

  4.6*   --    Circle International Group, Inc. Employee Stock Purchase Plan
               (Filed as Exhibit 99.1 to the Registration Statement on Form S-8 of Circle (SEC Registration No. 333-78747) filed on May 19,
               1999).

  4.7*   --    Circle International Group, Inc. 1999 Stock Option Plan (Filed as
               Exhibit 99.1 to the Form S-8 Registration Statement of Circle
               (SEC Registration No. 333-85807) filed on August 24, 1999).

  4.8    --    Form of Nonqualified Stock Option Agreement for Circle
               International Group, Inc. 2000 Stock Option Plan.

  4.9    --    Circle International Group, Inc. U.K. Sharesave Scheme.

  5.1    --    Opinion of Baker Botts L.L.P.

 23.1    --    Consent of PricewaterhouseCoopers LLP.

 23.2    --    Consent of Deloitte & Touche LLP.

  23.3   --    Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

  24.1+  --    Powers of Attorney.

----------
*        Incorporated herein by reference as indicated.

+ Previously filed as part of the Registrant's Registration Statement on Form S-4 filed with the Commission on July 27, 2000.

ITEM 9. UNDERTAKINGS.

         (a)      The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 2, 2000.

                                         EGL, INC.


                                         By /s/ Elijio V. Serrano
                                            -----------------------
                                            Elijio V. Serrano
                                            Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on October 2, 2000.


                        *                   President, Chief Executive Officer
  ---------------------------------------   and Chairman of the Board
              James R. Crane                (Principal Executive Officer)

           /s/ Elijio V. Serrano            Chief Financial Officer and Director
  ---------------------------------------   (Principal Financial and Accounting
             Elijio V. Serrano              Officer)

                     *                      Director
  ---------------------------------------
             Frank J. Hevrdejs

                     *                      Director
  ---------------------------------------
         Norwood Knight-Richardson

                     *                      Director
  ---------------------------------------
              Neil E. Kelley

                     *                      Director
  ---------------------------------------
            Rebecca A. McDonald

                     *                      Director
  ---------------------------------------
           William P. O'Connell

* By:        /s/ Elijio V. Serrano
     ------------------------------------
                Elijio V. Serrano
                Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------

 4.1*    --    Second Amended and Restated Articles of Incorporation of the
               Company, as amended (Filed as Exhibit 3(i) to the Form 8-A/A of the Company filed on September 29, 2000).

 4.2*    --    Amended and Restated Bylaws of the Company, as amended (Filed as
               Exhibit 3(ii) to the Quarterly Report on Form 10-Q of the Company
               for the fiscal quarter ended June 30, 2000).

 4.3*    --    Agreement and Plan of Merger dated as of July 2, 2000 among the
               Company, Circle and EGL Delaware I, Inc. (Filed as Exhibit 2.1 to
               the Current Report on Form 8-K of the Company dated July 2,
               2000).

 4.4*    --    Circle International Group, Inc. 1994 Omnibus Equity Incentive
               Plan (Filed as Exhibit 10.11 to Annual Report on Form 10-K of
               Circle (SEC File No. 0-8664) for the fiscal year ended December
               31, 1993).

 4.5*    --    Amendment No. 1 to Circle International Group, Inc. 1994 Omnibus
               Equity Incentive Plan (Filed as Exhibit 10.11.1 to Annual Report
               on Form 10-K of Circle (SEC File No. 0-8664) for the fiscal year ended December 31, 1995).

 4.6*    --    Circle International Group, Inc. Employee Stock Purchase Plan
               (Filed as Exhibit 99.1 to the Registration Statement on Form S-8
               of Circle (SEC Registration No. 333-78747) filed on May 19,
               1999).

 4.7*    --    Circle International Group, Inc. 1999 Stock Option Plan (Filed as
               Exhibit 99.1 to the Form S-8 Registration Statement of Circle
               (SEC Registration No. 333-85807) filed on August 24, 1999).

 4.8     --    Form of Nonqualified Stock Option Agreement for Circle
               International Group, Inc. 2000 Stock Option Plan.

 4.9     --    Circle International Group, Inc. U.K. Sharesave Scheme.

 5.1     --    Opinion of Baker Botts L.L.P.

23.1     --    Consent of PricewaterhouseCoopers LLP.

23.2     --    Consent of Deloitte & Touche LLP.

23.3     --    Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1+    --    Powers of Attorney.

----------
*        Incorporated herein by reference as indicated.

+ Previously filed as part of the Registrant's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 27, 2000.